EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-184383) on Realogy Holdings Corp. (formally known as Domus Holdings Corp.) and its subsidiaries and Realogy Group LLC (formally known as Realogy Corporation) and its subsidiaries of our report dated February 22, 2013, relating to the consolidated financial statements of PHH Home Loans, LLC and Subsidiaries for the years ended December 31, 2012 and 2011, which appear in this Form 10-K.

/s/ ParenteBeard LLC
Philadelphia, Pennsylvania
February 25, 2013